Exhibit 99.3

BWAY Parent Company, Inc. Launches Tender Offer and Consent Solicitation

for 10.125%/10.875% Senior PIK Toggle Notes due 2015

Atlanta, GA – October 16, 2012— BWAY Parent Company, Inc. (the “Company”) announced today it is commencing a cash tender offer and consent solicitation (together, the “Offer”) for any and all of its outstanding 10.125%/10.875% Senior PIK Toggle Notes due 2015 (CUSIP No. 12429WAB3) (the “Notes”), subject to the terms and conditions of the Offer to Purchase and Consent Solicitation Statement dated October 16, 2012 (the “Statement”).

In connection with the offer to purchase, the Company is soliciting consents to certain proposed amendments to the indenture governing the Notes to eliminate substantially all of the restrictive covenants, certain events of default and related provisions. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

The tender offer and consent solicitation are being made by the Company in connection with, and pursuant to the terms of, the Agreement and Plan of Merger, dated October 2, 2012, by and among the Company, BOE Intermediate Holding Corporation, BOE Merger Corporation and the representative named therein.

Holders of the Notes that are validly tendered prior to 5:00 p.m., New York City time on November 2, 2012, unless extended or earlier terminated (the “Consent Time”) and not validly withdrawn will be eligible to receive the “Total Consideration” of $1,056.25 per $1,000 principal amount of Notes. Holders of the Notes that are validly tendered after the Consent Time but on or prior to the 11:59 p.m., New York City time, on November 13, 2012, unless extended or earlier terminated, (the “Expiration Time”) will be eligible to receive the “Tender Offer Consideration” of $1,046.25 per $1,000 principal amount of Notes, which is the total consideration less the consent payment of $10.00 per $1,000 principal amount of Notes. In addition to the Total Consideration or the Tender Offer Consideration, as applicable, holders whose Notes are accepted for purchase in the Offer will receive accrued and unpaid interest in cash (at the PIK interest rate) from the most recent interest payment date on the Notes up to, but not including, the applicable settlement date.

The Offer contemplates an early settlement option for Notes that are validly tendered and not validly withdrawn on or prior to the early settlement date, which we anticipate to be the date of the satisfaction of the conditions to the Offer. Payment for Notes validly tendered and not validly withdrawn after the early settlement date and on or prior to the Expiration Time and accepted for purchase will be made promptly after the Expiration Time.

The Company’s obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the Offer is subject to the satisfaction or waiver, in the Company’s discretion, of certain conditions, which are more fully described in the Statement, including, among others, (1) the completion of certain debt financings and (2) the closing of the Merger (as defined in the Statement). The complete terms and conditions of the Offer are set forth in the Offer documents which are being sent to holders of Notes. Holders of Notes are urged to read the Offer documents carefully.

BofA Merrill Lynch has been engaged to act as dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Any questions regarding the terms of the Offer should be directed to BofA Merrill Lynch at (888) 292-0070 (U.S. toll free) or (980) 388-3646 (collect). Any questions regarding procedures for tendering Notes and delivering consent or any request for additional copies of the Offer documents should be directed Global Bondholder Services Corporation, the information agent for the Offer, at (866) 389-1500 (U.S. toll-free) or (212) 430-3774 (collect).

This press release is for informational purposes only and is not a recommendation, an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely pursuant to the Offer documents that are being distributed to holders of Notes.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities.

About BWAY Corporation

BWAY Corporation is a leading North American supplier of general line rigid containers. The Company operates 22 plants throughout the United States and Canada serving industry leading customers on a national basis.

Contacts

Jeffrey M. O’Connell

Phone: (770) 645-4800